Exhibit 1.1

$[•]

SYNCHRONOSS TECHNOLOGIES, INC.

[•]% Convertible Senior Notes due 2019

UNDERWRITING AGREEMENT

[•], 2014

CREDIT SUISSE SECURITIES (USA) LLC

J.P. MORGAN SECURITIES LLC

As Representatives of the Several Underwriters,

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue,

New York, NY 10010-3629

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Dear Sirs:

1.                                      Introductory.  Synchronoss Technologies, Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $[•] principal amount (“Firm Securities”) of its [•]% Convertible Senior Notes due 2019 (“Securities”).  The Company also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than $[•] additional principal amount (“Optional Securities”) of its Securities, as set forth below, all to be issued under an indenture, dated as of [•], 2014 and as supplemented through the First Closing Date (“Indenture”), between the Company and The Bank of New York Mellon, as trustee (“Trustee”). The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

2.                                      Representations and Warranties of the Company.    The Company represents and warrants to, and agrees with, the several Underwriters that:

(a)                                 Filing and Effectiveness of Registration Statement; Certain Defined Terms.  The Company has filed with the Commission a registration statement on Form S-3 (No. 333-[•]), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective.  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430A Information, 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430A Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430A.

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Agreement” means this underwriting agreement, as may be amended, modified or supplemented from time to time.

“Applicable Time” means [•] [a/p]m (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning ascribed to such term in Section 3(d) hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus; provided, however, that if an Issuer Free Writing Prospectus is not prepared by or on behalf of the Company and not authorized by the Company or used or referred to by the Company, it will not constitute a Limited Use Issuer Free Writing Prospectus.

“Representatives” means Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time, means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430A Information, 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Underlying Shares” means shares of  common stock, $0.0001 par value per share (the “Common Stock”), of the Company  into which the Offered Securities are convertible.

Unless otherwise specified, a reference to a “Rule” is to the indicated rule under the Act.

(b)                                 Compliance with Securities Act Requirements.  (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on each Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c)                                  Automatic Shelf Registration Statement.

(i)                                     Well-Known Seasoned Issuer Status.  (A) At the time of  initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii)                                  Effectiveness of Automatic Shelf Registration Statement.  The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405.  The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement.  If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will, prior to that third anniversary file, if it has not already done so, and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives.  If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the third anniversary of the initial effective time of the Registration Statement, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities.  References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(iii)                               Eligibility to Use Automatic Shelf Registration Form.  The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Act objecting to use of the automatic shelf registration statement form.  If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form reasonably satisfactory to the Representatives, (iii) use its commercially reasonable efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness.  The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible.  References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv)                              Filing Fees.  The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act.

(d)                                 Ineligible Issuer Status.  (i)  At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (A) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (B) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(e)                                  General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es), if any, issued at or prior to the Applicable Time and the preliminary prospectus, dated [•], 2014 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f)                                   Incorporated Documents.  The documents incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus, when they were filed with the Commission conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(g)                                  Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(h)                                 Good Standing of the Company.  The Company has been (i) duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus and (ii) duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except, in the case of clause (ii), to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(i)                                     Subsidiaries.  Except for those of the Company’s subsidiaries set forth on Schedule B attached hereto (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”), none of the Company’s subsidiaries is a “significant subsidiary” as such term is defined in Rule 1-02 of Regulation S-X under the Act, and each Significant Subsidiary has been duly incorporated or organized and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation or organization in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would result in a Material Adverse Effect; all of the issued and outstanding capital stock or other relevant equity interests of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and, except as discussed in the General Disclosure Package and the Final Prospectus, the capital stock or other relevant equity interests, as applicable, of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(j)                                    Real Property.  The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the General Disclosure Package and the Final Prospectus or such as do not  materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

(k)                                 Indenture; Offered Securities.  The Indenture has been duly authorized and has been duly qualified under the Trust Indenture Act; the Offered Securities have been duly authorized and, when the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, the Indenture will have been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(l)                                     Underlying Shares.  When the Offered Securities are delivered and paid for pursuant to this Agreement on each Closing Date, such Offered Securities will be convertible into the Underlying Shares in accordance with the terms of the Indenture; the maximum number of Underlying Shares initially issuable upon conversion of such Offered Securities (including any underlying shares to be issued upon conversion of the offered securities in connection with a make-whole adjustment event) (the “Maximum Number of Underlying Shares”) have been duly authorized and reserved for issuance upon such conversion, conform in all material respects to the information in the General Disclosure Package and to the description of such Underlying Shares contained in the Final Prospectus; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and when issued upon conversion in accordance with the Indenture the Underlying Shares will be validly issued, fully paid and nonassessable; the stockholders of the Company have no preemptive rights with respect to the Offered Securities or the Underlying Shares, and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(m)                             No Finder’s Fee.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(n)                                 Registration Rights.  There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), except (i) as disclosed in the General Disclosure Package or (ii) to the extent that any such person possessing registration rights has consented to or waived such registration rights with respect to the offering, issuance and sale of the Offered Securities by the Company, and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5 hereof.

(o)                                 Listing.  The maximum number of Underlying Shares issuable upon conversion of the Offered Securities have been approved for listing on the NASDAQ Stock Market, subject to notice of issuance.

(p)                                 Absence of Further Requirements.  No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement or the Indenture in connection with the offering, issuance and sale of the Offered Securities and

Underlying Shares upon the conversion thereof by the Company, except such as have been obtained, or made and such as may be required under state securities laws.

(q)                                 Absence of Defaults and Conflicts Resulting from Transaction.  The execution, delivery and performance of this Agreement and the Indenture, and the issuance and sale of the Offered Securities and Underlying Shares upon the conversion thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the charter or by-laws of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or defaults that, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or would not materially affect the consummation of the transactions contemplated by this Agreement; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(r)                                    Absence of Existing Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is (i) in violation of its respective charter or by-laws or (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except, for the purposes of clause (ii) such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(s)                                   Authorization of Agreement.  The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

(t)                                    Possession of Licenses and Permits.  The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package and the Final Prospectus to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(u)                                 Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(v)                                 Auditors Independence.  To the Company’s knowledge (after reasonable inquiry), Ernst & Young, LLP, who have certified the financial statements of the Company, are independent public accountants as required by the Act and the Rules and Regulations thereunder.

(w)                               Possession of Intellectual Property.  The Company and its subsidiaries own or has the right to use all trademarks, service marks, trade names, copyrights, trade secrets, domain names, information, proprietary rights and processes (“Intellectual Property”) necessary for its business as described in the General Disclosure Package and the Final Prospectus and, to the Company’s knowledge, necessary in connection with the products and services under development, without any conflict with or infringement of the interests of others, except for such conflicts or infringements which, individually or in the aggregate, have not had and are not reasonably likely to result in, a Material Adverse Effect, and have taken all reasonable steps necessary to secure interests in such Intellectual Property and have taken all reasonable steps necessary to secure assignment of such Intellectual Property from its employees and contractors.  The Company has no knowledge of any infringement by any third party of the trademark, trade name, copyright, license, trade secret, know-how, intellectual property or other similar rights of the Company.  The Company is not aware of outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Company or any of its subsidiaries which are required to be set forth in the General Disclosure Package and the Final Prospectus, and, the neither the Company nor any of its subsidiaries is a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity which are required to be set forth in the General Disclosure Package and the Final Prospectus; none of the technology employed by the Company or any of its subsidiaries has been obtained or is being used, to the Company’s knowledge, by the Company or such subsidiary in violation of any contractual fiduciary obligation binding on the Company, any of its subsidiaries or any of its directors or executive officers or, to the Company’s knowledge, any of its employees or otherwise in violation of the rights of any persons.  The Company has not received any written or, to the Company’s knowledge, oral communications alleging that the Company or any of its subsidiaries has violated, infringed or conflicted with, or, by conducting its business as set forth in the General Disclosure Package and the Final Prospectus, would violate, infringe or conflict with any of the Intellectual Property of any other person or entity other than any such violations, infringements or conflicts which, individually or in the aggregate, have not had, and are not reasonably likely to result in a Material Adverse Effect; and the Company has taken and will maintain reasonable measures to prevent the unauthorized dissemination or publication of their confidential information and, to the extent contractually required to do so, the confidential information of third parties in their possession.

(x)                                 Environmental Laws.  Except as disclosed in the General Disclosure Package and the Final Prospectus, neither the Company nor any of its subsidiaries is, to the Company’s knowledge, in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances  (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(y)                                 Employee Benefit Plans.

(i)                                     To the Company’s knowledge, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code (as defined below) and not exempt under ERISA Section 408 and the regulations and published interpretations thereunder has occurred with respect to any Employee Benefit Plan (as defined below).  At no time has the Company or any ERISA Affiliate (as defined below) maintained, sponsored, participated in, contributed to, and neither the Company nor any ERISA Affiliate maintains, sponsors, participates in, contributes to, or has or at any time had any liability or obligation, whether contingent or otherwise, in respect of any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Company or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA.  No Employee Benefit Plan provides or promises, or at any time provided or promised, retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.  Each Employee Benefit Plan is and has been maintained and operated in material compliance with its terms and all applicable laws, including but not limited to ERISA and the Code and, to the knowledge of the Company, no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Company or any ERISA Affiliate to any material tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law.  Each Employee Benefit Plan intended to be qualified under Code Section 401(a) is so qualified and has a favorable determination or opinion letter from the IRS upon which it can rely, and any such determination or opinion letter remains in effect and has not been revoked, and, to the knowledge of the Company, nothing has occurred since the date of any such determination or opinion letter that is reasonably likely to adversely affect such qualification. The Company does not have any obligations under any collective bargaining agreement with any union and no organization efforts are underway with respect to Company employees.

(ii)                                  As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended; “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, director or independent contractor of the Company or any of its subsidiaries has any present or future right to benefits and which are contributed to by, sponsored by or maintained by the Company or any of its respective subsidiaries or (ii) the Company or any of its subsidiaries has had or has any present or future obligation or liability, whether contingent or otherwise; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and “ERISA Affiliate” means any member of the Company’s controlled group within the meaning of Code Section 414(b), (c), (m) or (o) or Section 4001(a)(14) of ERISA.

(z)                                  Accurate Disclosure.  The statements in the General Disclosure Package and the Final Prospectus under (i) the headings “Description of Notes”, “Description of Capital Stock” and “Certain United States Federal Income Tax Considerations”, (ii) the headings “Item 1. Business” and “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, (iii) the headings “Item 1. Legal Proceedings” in the Company’s Form 10-Q/A for the quarterly period ended March 31, 2014 and Form 10-Q for the quarterly period ended June 30, 2014 and (iv) the heading “Certain Related Party Transactions” in the Company’s 2014 Proxy Statement on Schedule 14A, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, to the Company’s knowledge, accurate and fair summaries in all material respects of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(aa)                          Absence of Manipulation.  The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(bb)                          Internal Controls and Compliance with the Sarbanes-Oxley Act.  Except as set forth in the General Disclosure Package and the Final Prospectus, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance in all material respects with the applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules.  Except as set forth in the General Disclosure Package and the Final Prospectus, the Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Except as set forth in the General Disclosure Package and the Final Prospectus, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, (i) a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), (ii) any violation of, or failure to comply with, the Securities Laws, or (iii) any matter which, if determined adversely, would have, individually or in the aggregate, a Material Adverse Effect.

(cc)                            Absence of Accounting Issues.  A member of the Audit Committee has confirmed to the General Counsel that, except as set forth in the General Disclosure Package and the Final Prospectus, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(dd)                          Off-Balance Sheet Arrangements.  Except as otherwise disclosed in the General Disclosure Package and the Final Prospectus, there are no off-balance sheet arrangements (as defined in Regulation S-K Item 303(a)(4)(ii)) that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

(ee)                            Litigation.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company, would individually or in the aggregate have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(ff)                              Insurance.  The Company and its Significant Subsidiaries maintains insurance of the types and in the amounts generally deemed adequate for its business, including, but not limited to, insurance covering real and personal property owned and leased by the Company or any of its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against in the Company’s reasonable judgment, all of which insurance is in full force and effect.

(gg)                            Material Contracts.  There are no contracts, other documents or other agreements required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement by the Act or by the Rules and Regulations thereunder which have not been described or filed as required.

(hh)                          Financial Statements.  The financial statements included in, or incorporated by reference into, the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP, applied on a consistent basis; and the schedules, if any, included in the Registration Statement present fairly the information required to be stated therein.  No other financial statements or schedules of the Company or any other entity are required to be included in the Registration Statement, the General Disclosure Package or the Final Prospectus pursuant to any requirement of the Act or any Rules and Regulations thereunder, including Rule 3-05 and Article 11 of Regulation S-X.

(ii)                                  No Material Adverse Change in Business.  Except as disclosed in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included in, or incorporated by reference into, the General Disclosure Package and the Final Prospectus (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package and the Final Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package and the Final Prospectus, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(jj)                                Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will not be required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(kk)                          Ratings.  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(ll)                                  Related Party Transactions.  There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members.  The Company has not directly or indirectly, including through its subsidiaries, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company, other than any extensions of credit that ceased to be outstanding prior to the initial filing of the Company’s registration statement on Form S-1 (file no. 333-132080).  No transaction has occurred between or among the Company and any of its officers or directors, stockholders, customers, suppliers or any affiliate or affiliates of the foregoing that is required to be described or filed as an exhibit to in the Registration Statement, the General Disclosure Package or the Final Prospectus and is not so described.

(mm)                  No Unlawful Payments.  Neither the Company nor any of its subsidiaries nor any director, officer or employee of the Company or any of its subsidiaries nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.  The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(nn)                          Compliance with Money Laundering Laws.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(oo)                          No Conflicts with Sanctions Laws.  Neither the Company nor any of its subsidiaries, directors, officers, or employees, nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(pp)                          Taxes.  The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have, individually or in the aggregate, a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(qq)                          Statistical and Market-Related Data.  Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

3.                                      Purchase, Sale and Delivery of Offered Securities.

(a)                                 On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of  [•]% of the principal amount thereof plus accrued interest from [•], 2014 to the First Closing Date (as defined below), the respective principal amounts of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

(b)                                 The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank reasonably acceptable to the Representatives drawn to the order of the Company at the office of Simpson Thacher & Bartlett LLP, located at 2475 Hanover St., Palo Alto, CA, 94304 at 9:00  A.M., New York time, on [•], 2014 or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”.  For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering.  The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Simpson Thacher & Bartlett LLP at least 24 hours prior to the First Closing Date.

(c)                                  In addition, upon written notice from Credit Suisse Securities (USA) LLC (“Credit Suisse”) given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per principal amount of Securities (plus accrued interest thereon to the related Optional Closing Date) to be paid for the Firm Securities.  The Company agrees to sell to the Underwriters the principal amount of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities.  Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the principal amount of Firm Securities set forth opposite such Underwriter’s name bears to the total principal amount of Firm Securities (subject to adjustment by Credit Suisse in order to avoid fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities.  No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered.  The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by Credit Suisse to the Company.

(d)                                 Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by Credit Suisse but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by Credit Suisse for the accounts of the several Underwriters in a form reasonably acceptable to Credit Suisse against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company at the above office of Simpson Thacher & Bartlett LLP.  The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Simpson Thacher & Bartlett LLP at a reasonable time in advance of such Optional Closing Date.

4.                                      Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.                                      Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a)                                 Additional Filings.  The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) in a form approved by the Representatives, with the Commission pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and if consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b)                                 Filing of Amendments; Response to Commission Requests.  The Company will offer the Representatives a reasonable opportunity to comment on any amendment or supplement to the Registration Statement or any Statutory Prospectus prior to its filing; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)                                  Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)                                 Rule 158.  As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.  For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(e)                                  Furnishing of Prospectuses.  The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and  in such quantities as the Representatives reasonably request.  The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)                                   Blue Sky Qualifications.  The Company will endeavor to qualify the Offered Securities for sale and determine their eligibility for investment under the laws of such jurisdictions as the

Representatives reasonably designate and will continue such qualifications in effect so long as required for the distribution; except that in no event shall the Company be obligated in connection therewith to qualify as a foreign corporation or to execute a general consent to service of process in any such jurisdiction.

(g)                                  Reporting Requirements.  During the period of three years hereafter or until no Offered Securities remain outstanding, whichever period is lesser, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.  However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h)                                 Payment of Expenses.  The Company agrees to pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to (i) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (ii) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), (iii) costs and expenses incurred by the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes, (iv) fees and expenses incident to listing the Offered Securities on the NASDAQ Stock Market and other national and foreign exchanges, (v) fees, disbursements and expenses of Company’s counsel and counsel to the Trustee, (vi) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and (vii) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, in each case, with respect to the Offered Securities.

(i)                                     Use of Proceeds.  The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package  and the Final Prospectus and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j)                                    Absence of Manipulation.  The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k)                                 Restriction on Sale of Securities by the Company.  For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (including the Underlying Shares) (“Lock-Up Securities”):  (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives; provided, that the foregoing shall not apply to (A) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof and as disclosed in the General Disclosure Package and the Final Prospectus, (B) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof and disclosed in the General Disclosure Package and the Final Prospectus, (C) issuances of Lock-Up Securities pursuant to the exercise of such options, (D) issuances of Lock-Up Securities pursuant to the Company’s employee stock purchase plan existing on the date of this Agreement, (E) the filing by the Company of a registration statement with the Commission on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an equity incentive plan, (F) the sale of Securities under this Agreement or (G) issuances of any Underlying Shares upon conversion of the Offered Securities.  The Lock-Up Period will commence on the date hereof and continue for 60 days after the date hereof or such earlier date that the Representatives consent to in writing.

(l)                                     Internal Controls.  From and after the Closing Date, the Company shall have in place and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(m)                             Sarbanes-Oxley Act.  The Company will comply with all effective applicable provisions of the Sarbanes-Oxley Act.

(n)                                 Investment Company.  The Company shall not invest or otherwise use the proceeds earned by the Company from its sale of the Offered Securities, and the Company and its subsidiaries will conduct its affairs, in such a manner so as to ensure that neither the Company nor any of its subsidiaries will be required to register as an “investment company” or an entity “controlled” by an investment company within the meaning of the Investment Company Act.

(o)                                 Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Company will cooperate with the Underwriters to fulfill their obligations to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

(p)                                 Reservation of Conversion Shares. The Company will reserve and keep available at all times, free of preemptive rights, the Maximum Number of Underlying Shares issuable upon conversion of the Offered Securities.

(q)                                 Listing.  Between the date hereof and the First Closing Date, or the Optional Closing Date, if applicable, the Company will use its commercially reasonable efforts to maintain the listing of the Underlying Shares issuable upon conversion of the Securities on the NASDAQ Stock Market, the New York Stock Exchange or any other national U.S. securities exchange or established automated over-the-counter trading market in the United States.

(r)                                    No Actions Resulting in Adjustment of Conversion Rate. Between the date hereof and the First Closing Date, or the Optional Closing Date, if applicable, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion rate applicable to the Offered Securities.

6.                                      Free Writing Prospectuses.

(a)                                 The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.   Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)                                 The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form reasonably consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.                                      Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)                                 Accountants’ Comfort Letter.  The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Ernst & Young LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Final Prospectus; provided that in any letter dated a Closing Date, the “cut off” date shall be a date no more than three days prior to such Closing Date.

(b)                                 Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof.  No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c)                                  No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d)                                 Opinion of Counsel for Company.  The Representatives shall have received an opinion, dated such Closing Date, of (i) Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and (ii) Shearman & Sterling LLP, each counsel for the Company, in a form acceptable to the Representative.

(e)                                  Opinion of Counsel for Underwriters.  The Representatives shall have received from Simpson Thacher & Bartlett LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representative may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f)                                   Officer’s Certificate.  The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the

Company in which each of such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and the Final Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package and the Final Prospectus or as described in such certificate.

(g)                                  Lock-Up Agreements.  On or prior to the date hereof, the Representatives shall have received lock-up letters in the form attached hereto as Exhibit A (“Lock-Up Agreement”) from each of the individuals and entities listed on Schedule C hereto.  The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request.  The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of the Optional Closing Date or otherwise.

(h)                                 Listing.  The maximum number of Underlying Shares issuable upon conversion of the Offered Securities have been approved for listing on the NASDAQ Stock Market, subject to notice of issuance.

(i)                                     DTC. The Offered Securities shall be eligible for clearance and settlement through The Depository Trust Company.

8.                                      Indemnification and Contribution.

(a)                                 Indemnification of Underwriters.  The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b)                                 Indemnification of Company.  Each Underwriter will severally, and not jointly, indemnify and hold harmless the Company, each of its directors and each of its officers who signs the Registration

Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figure appearing in the [fourth] paragraph under the caption “Underwriting (Conflicts of Interest)” and the [thirteenth] paragraph under the caption “Underwriting(Conflicts of Interest)” discussing stabilizing, over-allotment and syndicate covering transactions and penalty bids.

(c)                                  Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section 8 or Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (b) above or Section 10, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above or Section 10 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above or Section 10.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 or Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section 8  is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.  The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9.                                      Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 11 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination).  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9.  Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.                               Qualified Independent Underwriter.  The Company hereby confirms that at its request Credit Suisse has without compensation acted as “qualified independent underwriter” (in such capacity, the “QIU”) within the meaning of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. in connection with the offering of the Offered Securities.  The Company will indemnify and hold harmless the QIU, its directors, officers, employees and agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which the QIU may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation  or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the QIU’s acting (or alleged failing to act) as such “qualified independent underwriter” and will reimburse the QIU for any legal or other expenses reasonably incurred by the QIU in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

11.                               Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities.  If  the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof and the obligations of the Company with respect to Section 10 hereof shall remain in effect.  In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

12.                               Notices.  All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives at (i) Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention:  LCD-IBD and (ii) J.P. Morgan Securities LLC, 383 Madison Avenue New York, NY 10179, Attention: Equity Syndicate Desk, Fax: (212) 622-8358, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Suite 800, Bridgewater, NJ 08807, Attention: Ronald J. Prague, Executive Vice President and General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 or Section 10 will be mailed, delivered, emailed or faxed and confirmed to such Underwriter.

13.                               Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

14.                               Representation of Underwriters.  The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

15.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16.                               Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)                                 No Other Relationship.  The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Representatives on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company on other matters;

(b)                                 Arms’-Length Negotiations.  The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                  Absence of Obligation to Disclose.  The Company has been advised that the Representatives and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)                                 Waiver.  The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Agreement and the process leading hereto and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

17.                               Applicable Law.  This Agreement and any claim, controversy or dispute relating to or arising out of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Company hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Remainder of page intentionally left blank.]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

SYNCHRONOSS TECHNOLOGIES, INC.

By
Name:
Title:

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

Acting on behalf of itself and as a Representative of the several Underwriters.

[Signature Page to Underwriting Agreement]

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

Acting on behalf of itself and as a Representative of the several Underwriters.

 [Signature Page to Underwriting Agreement]

SCHEDULE A

Underwriter	Principal Amount of Firm Securities to be Purchased
Credit Suisse Securities (USA) LLC	$ [•]
J.P. Morgan Securities LLC	[•]
Wells Fargo Securities, LLC	[•]
Stifel, Nicolaus & Company, Incorporated	[•]
Raymond James & Associates, Inc.	[•]
Total	$ [•]

SCHEDULE B

1.             General Use Free Writing Prospectuses (included in the General Disclosure Package)

[•]

2.             Other Information Included in the General Disclosure Package

Issuer Free Writing Prospectus containing the term sheet, filed with the Commission pursuant to Rule 433 on [•], 2014.

3.             Significant Subsidiaries

None.

SCHEDULE C

Individuals/Entities subject to Lock-Up Agreement

EXHIBIT A

Form of Lock-Up Agreement

Synchronoss Technologies, Inc.

200 Crossing Boulevard, Suite 800

Bridgewater, NJ 08807

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

As Representatives of the several Underwriters,

Named in the Underwriting Agreement defined hereinafter

c/o       Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

c/o       J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Dear Sirs:

As an inducement to the underwriters (the “Underwriters”) to execute the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company (as defined below), Credit Suisse Securities (USA) LLC ( “Credit Suisse”) and J.P. Morgan Securities LLC (together with Credit Suisse, the “Representatives”), pursuant to which an offering (the “Offering”) will be made of Convertible Senior Notes due 2019 (“Securities”) of Synchronoss Technologies, Inc., and any successor (by merger or otherwise) thereto, (the “Company”) (which Securities shall be convertible into shares of  common stock, $0.0001 par value per share (the “Common Stock”) of the Company), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such aforementioned transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representatives.  In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date sixty (60) days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Common Stock received upon exercise of options granted to the undersigned will also be subject to this Agreement.  A transfer of Common Stock to a family member or trust may be made, provided such transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, and the Company may announce the establishment of such a plan; provided that, no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock may be effected pursuant to such plan during the Lock-Up Period; provided, further that any public announcement with respect to such plan explicitly states that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock shall be effected pursuant to such plan during the Lock-Up Period.

Notwithstanding anything to the contrary, the undersigned is permitted to (i) sell, in the aggregate, in one or more transactions, up to [•] shares of Common Stock through an existing written plan established prior to the date hereof pursuant to Rule 10b5-1 that is in effect on the date hereof, (ii) sell, in the aggregate, in one or more transactions, up to [•] shares of Common Stock that the undersigned received in connection with the exercise of the options granted on December 4, 2007, which options expire on December 4, 2014, (iii) sell, in the aggregate, in one or more transactions, up to [•] shares of Common Stock in connection with the Company’s “sell to cover” policy in connection with the vesting of any equity awards, and (iv) transfer by bona fide gift of up to 100,000 shares of Common Stock to charitable organizations, provided such transfers do not involve a disposition for value and no Form 4 or 5 is filed in connection with such transfer during the Lock-up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall automatically terminate if (1) before a preliminary prospectus in respect of the Offering has been filed with the Securities and Exchange Commission (the “SEC”), the Company informs the Representatives in writing of its intent not to proceed with the public offering of the Securities, (2) prior to the completion of the Offering, the Company files with the SEC a request for withdrawal of the registration statement in respect of the Offering pursuant to Rule 477 of the Securities Act of 1933, as amended, or (3) the Offering has not been completed by September 30, 2014.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank.]

Very truly yours,

[Name of stockholder]

 [Signature Page to Lock-Up Agreement]